                                                                    Exhibit 99.7

[GRAPHIC]   ADELAIDE-TM- ROBOTIC TECHNOLOGIES, INC.
            ================================================== VENDING DIVISION
            A WHOLLY OWNED SUBSIDIARY OF ADELAIDE HOLDINGS, INC.


            October 15, 1992


            Charles Bitters:
            P.O. Box 1186
            Mineral Wells, TX 76067

            Dear Mr. Bitters:

            The agreed cost for the exclusive distributorship of the state of Texas is $750,000. Below is the total price for the rights and paid payment schedule.


            TOTAL PRICE                                            $750,000.00
            DOWN PAYMENT
                  OCT. 21, 1992             $20,000
                                    DOWN PAYMENT TOTAL               25,000.00
                                                                   -----------
                                    BALANCE DUE                    $725,000.00
            PAYMENT SCHEDULE
                  FEBRUARY 1, 1993            $25,000.
                  JUNE 1, 1993                 25,000.
                  SEPT. 1, 1993                25,000.
                  DEC. 1, 1993                 25,000.
                                             ---------
                           FIRST YEAR PAYMENT TOTALS                100,000.00
                                                                   -----------
                  BALANCE                                          $625,000.00



            The balance of payments due in the amount of $625,000. are to be paid in five annual payments of $125,000.00 beginning February 1, 1994. The last payment being February 1, 1998.


            Congratulations on your decision to join this exciting venture. Please feel free to call me if you have any questions.


            Very sincerely yours,



            /s/  Martin Balan
            Martin Balan
            Chairman of the Board